Investor Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

CNS Response Names Paul Buck Its Chief Financial Officer

Aliso Viejo, CA – February 18, 2010 – CNS Response, Inc. (OTCBB:CNSO) today named Paul Buck as its chief financial officer. Mr. Buck has been working with CNS Response as a financial consultant since December 2008.

Prior to joining CNS Response, Mr. Buck worked as an independent consultant and has a broad range of experience with a variety of public companies. His projects included forensic accounting, mergers and acquisitions, interim management, and systems implementations. Buck started his career with Touche Ross & Company in Cape Town, South Africa, where he qualified as a Chartered Accountant. In 1985 he joined the Los Angeles office of Touche Ross & Company, where he was an audit manager. In 1991 he joined the American Red Cross Biomedical Services as CFO of the Southern California Region and after five years, returned to Deloitte & Touche as a manager in the Solutions Consulting Group.  He was recruited back to the American Red Cross Biomedical Services in 1998 and served as the CFO and Director of Operations for the Southern California Region until 2003.

Mr. Buck, a Swiss National, was raised in Southern Africa and holds a Bachelor of Science degree in Chemistry and a Bachelor of Commerce degree, both from the University of Cape Town, South Africa.

“Paul is a versatile, experienced finance executive who has done an outstanding job for us over the past year,” said CNS Response CEO George Carpenter. “His proven leadership skills, strong track record and hands-on approach will further strengthen our management team. We look forward to benefiting from his expertise as we drive commercialization of our services within the healthcare industry.”

Reporting directly to CEO George Carpenter, Buck will be responsible for all financial aspects of the company including accounting oversight, financial reporting and analysis, and budgeting. He will be the point of contact for all outside accounting and advisory firms.

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit www.cnsresponse.com.

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CNS Response Names Paul Buck Its Chief Financial Officer

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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